As filed with the Securities and Exchange Commission on February 23, 2001.

Registration File No. __________________.


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         NATIONAL SCIENTIFIC CORPORATION
             (Exact name of registrant as specified in its charter)

                     TEXAS                             86-0837077
        (State or other jurisdiction of             (I.R.S. Employer
         incorporation or organization)            Identification No.)


                4455 EAST CAMELBACK ROAD, E160, PHOENIX, AZ 85018
   (Address, including zip code, of registrant's principal executive offices)

   NATIONAL SCIENTIFIC CORPORATION AMENDED AND RESTATED 2000 STOCK OPTION PLAN
                              (Full title of Plan)

                                   SAM H. CARR
                         NATIONAL SCIENTIFIC CORPORATION
                            4455 EAST CAMELBACK ROAD
                                   SUITE E160
                                PHOENIX, AZ 85018
            (Name, address and telephone number of agent for service)

                                    Copy to:

                               JAMES S. RYAN, III
                              JACKSON WALKER L.L.P.
                           901 MAIN STREET, SUITE 6000
                               DALLAS, TEXAS 75202
                                 (214) 953-6000

                         CALCULATION OF REGISTRATION FEE

                                                             PROPOSED                PROPOSED
                                       AMOUNT                 MAXIMUM                 MAXIMUM               AMOUNT OF
     TITLE OF SECURITIES               TO BE              OFFERING PRICE             AGGREGATE             REGISTRATION
      TO BE REGISTERED               REGISTERED              PER SHARE             OFFERING PRICE              FEE
Common Stock, $.01 Par                250,000               $0.29  (1)               $   72,500.00          $   18.12
Common Stock, $.01 Par              2,833,333               $0.46  (1)               $1,303,333.18          $  325.83
Common Stock, $.01 Par                 16,000               $0.70  (1)               $   11,200.00          $    2.80
Common Stock, $.01 Par                200,000               $1.16  (1)               $  232,000.00          $   58.00
Common Stock, $.01 Par              1,025,000               $1.84  (1)               $1,886,000.00          $  471.50
Common Stock, $.01 Par              2,675,667               $1.8125(2)               $4,849,780.22          $1,212.45
Total:                              7,000,000                                        $8,354,813.40          $2,088.70

(1) This offering price per share is computed in accordance with Rule 457(h)(1) on the basis of the price at which Options underlying the Common Stock issued under the National Scientific Corporation Amended and Restated 2000 Stock Option Plan may be exercised.

(2) This offering price per share is computed in accordance with Rule 457(c) on the basis of the average of the high and low prices of the Common Stock, as reported by the Nasdaq Over-the-Counter Bulletin Board on February 20, 2001.

(3) This registration statement is deemed to register securities to be offered in the future pursuant to terms which provide for a change in the amount of securities being offered or issued hereby to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to Rule 416.

                                EXPLANATORY NOTE


         National Scientific Corporation ("NSC" or the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register the issuance of certain shares (the "Shares") of its common stock, $.01 par value, upon exercise of options (the "Options") granted under the Company's Amended and Restated 2000 Stock Option Plan, as well as reoffers and resales of the Shares acquired by officers and directors upon exercise of Options that constitute "restricted securities" (as defined in Rule 144(a)(3) promulgated under the 1933
Act), as contemplated by Instruction C to Form S-8 under the 1933 Act. The form of Prospectus is included herein immediately following this explanatory note, prepared in accordance with Part I of Form S-3 under the 1933 Act. The Prospectus related to reoffers and resales may be utilized for reofferings and resales of up to 7,000,000 shares of common stock acquired by the Selling Shareholders.

                                     PART I

                                   PROSPECTUS

                         NATIONAL SCIENTIFIC CORPORATION
                         4455 EAST CAMELBACK ROAD, E160
                                PHOENIX, AZ 85018

                        7,000,000 SHARES OF COMMON STOCK

         This Prospectus relates to the offer and sale of up to 7,000,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock") of National Scientific Corporation ("NSC" or the "Company"), issuable by NSC upon exercise of options (the "Options") granted or to be granted from time to time to eligible persons pursuant to the provisions of the National Scientific Corporation Amended and Restated 2000 Stock Option Plan (as amended, the "Plan"). This prospectus also relates to the offer and sale of up to 7,000,000 Shares by certain stockholders (the "Selling Stockholders") who will acquire such Shares upon the exercise of Options.

         The Shares may be sold from time to time by the Selling Stockholders or by permitted transferees. The Common Stock is quoted on the Over-the-Counter Bulletin Board maintained by NASDAQ (the "OTC Bulletin Board") under the symbol "NSCT" and may be sold from time to time by the Selling Stockholders either directly in private transactions, or through one or more brokers or dealers on the OTC Bulletin Board, or any other over-the-counter market or exchange on which the Common Stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable.

         Upon any sale of the Shares offered hereby, the Selling Stockholders and participating agents, brokers, dealers or market makers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "1933 Act"), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. NSC will not receive any of the proceeds from the sales by the Selling Stockholders.

         No underwriter is being utilized in connection with this offering. NSC will pay all expenses incurred within this offering.


         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               This date of this Prospectus is February 23, 2001

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.......................................   2
INCORPORATED DOCUMENTS ...................................................   2
RISK FACTORS .............................................................   3
USE OF PROCEEDS ..........................................................   5
SELLING SHAREHOLDERS .....................................................   5
PLAN OF DISTRIBUTION .....................................................   6
LEGAL MATTERS ............................................................   6
EXPERTS ..................................................................   7

---------------
         You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         NSC is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

         Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

         The SEC allows NSC to "incorporate by reference" information into this Prospectus, which means that NSC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

         NSC's Current Reports on Form 10-QSB, dated February 14, 2000, May 8, 2000, and August 14, 2000, and Annual Report on Form 10-KSB for the year ended September 30, 2000 are incorporated herein by reference. In addition, all documents filed or subsequently filed by us under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

         We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Prospectus incorporates). Requests should be directed to National Scientific Corporation, 4455 East Camelback Road, E160, Phoenix, AZ 85018, Attention: Sam H. Carr. Telephone: (602) 954-1492.

                                  RISK FACTORS

         In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the Shares offered by this Prospectus.

Limited Operating History; Need For Additional Capital

There is limited historical financial information about NSC upon which to base an evaluation of our performance or to make a decision regarding an investment in the Shares. We commenced marketing efforts in August 1999, but we don't know if our products and processes will achieve significant levels of marketing acceptance. Our business is subject to all of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise including limited capital resources, possible delays in product development, uncertain market acceptance and the absence of operating history. Therefore, we aren't sure that our business or products/processes will be successful or that we will be able to achieve or maintain profitable operations. We may encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated.

We will likely be required to make significant investments in research and development and spend additional money to maintain and expand our marketing efforts. We may seek additional equity financing to provide the necessary capital for these efforts. The timing and amount of any capital requirements can not be predicted at this time. We can't be sure that any financing will be available on acceptable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to continue, develop or expand our business, develop new products or penetrate existing markets at the rate desired and our operating results may be adversely affected. Equity financing could result in additional dilution to existing shareholders.

Market Risks Of A New Business

We have formulated our business plans and strategies based on certain assumptions regarding the timely marketability of our products and processes to potential licensing partners. These assumptions are based on the best estimates of NSC's management. Our assessments regarding potential licensing partners may be incorrect. Any future success of NSC may depend upon factors including changes in the direction of technologies we are involved in, governmental regulation, increased levels of competition within the technology fields we are attempting to penetrate, licensing agreements offered by competing technologies, changes in general economic conditions, increases in operating costs including costs of consultants, lab and testing facility fees, supplies and equipment.

Reliance On Limited Number Of Products

All of our products are based on applications in the electronics industry. Although the applications vary from product to product, a decline in the market demand for our products as well as the products of other companies utilizing our products could have a significant adverse impact on NSC.

Dependence On Marketing Efforts

We are dependent on our ability to market our products to manufacturers that can use our technologies to their benefit. We must increase the level of awareness of our products to firms that spend considerably more money than we do on their own on-going research and development. We will be required to devote substantial management and financial resources to our marketing efforts and we don't know if these efforts will be successful.

Dependence On Key Employees

We believe that our success will depend to a significant extent upon the efforts and abilities of a small group of executive, technical and marketing personnel and in particular on Lou Ross, Chairman and CEO and Drs. El-Sharawy and Hashemi. The loss of the services of one or more of these key personnel could have a material adverse effect on our business, financial condition and results of operations. In addition, our future success will depend on our ability to continue to attract and retain qualified technical and management personnel.

Patents, Licenses and Intellectual Property Claims

Our success depends, in part, on our ability to obtain patents, licenses and other intellectual property rights for our products and technology. We have two provisional U.S. patents issued, three Notices of Allowance issued and five Patent Cooperation Treaty international patent applications filed. The process of seeking patent protection is long and expensive and we can't be sure that patents will be issued, that we will be able to adequately protect our technology or that competition will not be able to develop similar technology. We believe the basis on which we filed our currently pending patent applications is reasonable; however, we can't be sure that any patent applications filed will result in issued patents or that we will be able to pursue each particular patent application claim to issuance.

There are no pending claims or lawsuits against NSC regarding possible infringement claims. Although we don't believe that we have infringed on any patented technology, any successful infringement claim would materially adversely affect our business, financial condition and results of operations. In the future, litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us or to defend us against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others.

Any litigation could result in substantial cost and diversion of effort by us, which could have a material adverse effect on our financial condition and operating results. Adverse determinations in any litigation could result in NSC's loss of proprietary rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from marketing our products, any of which could have a material adverse effect on our financial condition and results of operations. We don't know if a license under a third party's intellectual property rights will be available to us on reasonable terms, if at all.

Thin Market, Possible Volatility of Stock Price

NSC's Common Stock has been traded on the OTC Electronic Bulletin Board since December 1996 under the symbol "NSCT". We believe that factors such as announcements of developments related to our business, fluctuations in our quarterly or annual operating results, failure to meet securities analysts' expectations, general conditions in the marketplace and the worldwide economy, announcements of technological innovations or enhancements by us or our competitors, developments in patents or other intellectual property rights and developments in our relationships with clients and suppliers could cause the price of our Common Stock to fluctuate, perhaps substantially. In recent years, the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. These fluctuations could adversely affect the market price of the Shares.

         This Form S-8 contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this Form S-8 that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may, " "will," "expect," "believe," "anticipate," "estimate," or "continue" or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties and actual results may differ materially depending on a variety of factors, many of which are not within NSC's control. These factors include, but are not limited to, economic conditions generally and in the industries in which NSC's future customers participate; competition within NSC's industry, including competition from much larger competitors; technological advances which could render NSC's products less competitive or obsolete; failure by NSC to successfully develop new products or to anticipate current or prospective customers' product needs; price increases or supply limitations for components purchased by NSC for use in its products; and delays, reductions, or cancellation of orders that may be placed with NSC. There can be no assurance that NSC will be able to develop its products or markets for its products in the future.

                                 USE OF PROCEEDS

         NSC will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The shares of the company to which this Prospectus relates are being registered for reoffers and resales by the selling shareholders, who acquired the shares pursuant to the National Scientific Corporation Amended and Restated 2000 Stock Option Plan. The selling shareholders may resell all, a portion or none of such shares from time to time.

         The table below sets forth with respect to the selling shareholders, based upon information available to the company as of January 23, 2001 the number of shares owned, the number of shares registered by this Prospectus and the number and percent of outstanding shares that will be owned after the offering assuming the sale of all the shares.

                                                                                             Number of         % of Shares
                                                        Number of Shares     Number of         Shares           Owned By
         Selling              Relationship with the       Owned Before        Shares        Owned After        Shareholder
       Shareholders                  Company                Offering        To be Sold        Offering       After Offering
-----------------------      -----------------------    ----------------    ----------      -----------      --------------
Majid Hashemi, Ph.D.         President                       2,766,667       2,766,667           0                 0%

Sam H. Carr                  Chief Financial                   750,000         750,000           0                 0%
                             Officer, Secretary,
                             Director

Michael A. Grollman          Chief Operations                  650,000         650,000           0                 0%
                             Officer, Director
                                                             ---------       ---------       ----------        -----------
TOTAL                                                        4,166,667       4,166,667           0                 0%

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell the Shares for value from time to time under this Prospectus in one or more transactions on the OTC Bulletin Board, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

         The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

         In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any other shares of Common Stock, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Prospectus.

         There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

         NSC will pay all expenses in connection with this offering and will not receive any proceeds from sales of any shares by the selling shareholders.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the company by Jackson Walker L.L.P.

                                     EXPERTS

         The balance sheets as of September 30, 2000 and 1999 and the statements of operations, changes in shareholders' equity and cash flows for each of the two periods ended September 30, 1999, and from September 30, 1999 through September 30, 2000 of NSC have been incorporated by reference in this Registration Statement in reliance on the report of Hurley & Company, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                   P A R T II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by NSC with the Securities and Exchange Commission (the "SEC") are incorporated by reference into this Registration
Statement:

         (i) The Company's Annual Report on Form 10-KSB for the year ended September 30, 2000;

         (ii) All other reports filed by the Company with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the Company's latest annual report; and

         (iii) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10-SB filed under the Exchange Act, including any amendment or report to update such description.

         All documents filed by the Company under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement, that indicate all securities offered have been sold or that de-registers all remaining securities will be incorporated by reference in this Registration Statement from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation do not provide for indemnification of its directors and officers, nor for advancement of litigation expenses.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.           EXHIBITS.

         5.1      -        Opinion of Jackson Walker L.L.P.*

         23.1     -        Consent of Jackson Walker L.L.P. (included in Exhibit
                           5.1).*

         23.2     -        Consent of Hurley & Company.*

         24.1     -        Power of Attorney (included as part of the signature
                           page of the Registration Statement).*

         99.1     -        National Scientific Corporation Amended and Restated
                           2000 Stock Option Plan.**
         -----------------------
         *        Filed herewith.
         ** Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 and incorporated herein by reference.


ITEM 9.           UNDERTAKINGS.

         A.       Undertaking to Update.

                  The Company hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                           (i)      include any prospectus required by section
10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                           (ii)     reflect in the prospectus any facts or
events that, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                           (iii)    include any additional or changed material
information on the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement unless the information required by (i) and (ii) is included in the periodic reports the Company has filed under Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

                  (2) For determining any liability under the 1933 Act, to treat each post-effective amendment as a new Registration Statement of the securities offered and the offering of such securities at that time to be deemed the initial bona fide offering thereof; and

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the 1933 Act, the Company certifies it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly authorized the undersigned to sign this Registration Statement to be signed on its behalf in the City of Phoenix, State of Arizona, on February 23, 2001.

                              NATIONAL SCIENTIFIC CORPORATION


                              By: /s/  Lou L. Ross
                                  ---------------------------------------------
                                       Lou L. Ross, President, Chief Executive
                                       Officer, and Chairman of the Board


         The undersigned officers and directors of National Scientific Corporation hereby appoint Lou L. Ross and Sam H. Carr and each of them singly, our true and lawful attorney and agent to do all acts and things in our name and on our behalf in our capacities as officers and directors, and to execute and file any or all amendments to this Registration Statement (including post-effective amendments and any amendment or amendments increasing the amount of securities for which registration is being sought), with all exhibits and any and all documents required to be filed with respect thereto, with the SEC or any regulatory authority, granting unto such attorney and agent full power and authority to do every thing necessary to be done to effectuate the same, as fully confirming all that such attorney and agent or his substitute or substitutes may lawfully do or cause to be done. In accordance with the requirements of the 1933 Act, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January __, 2001.

          SIGNATURE                                    TITLE/CAPACITY
          ---------                                    --------------
/s/ Lou L. Ross                          Chief Executive Officer, Chairman of the
-----------------------------            Board and Director
Lou L. Ross                              (Principal Executive Officer)



/s/ Sam H. Carr                          Chief Financial Officer, Secretary and Director
-----------------------------            (Principal Accounting and Financial Officer)
Sam H. Carr

/s/ Michael A. Grollman                  Chief Operating Officer and Director
-----------------------------
Michael A. Grollman


/s/ Richard C. Kim                       Director
-----------------------------
Richard C. Kim, Ph.D.


/s/ Charles E. Martin                    Director
-----------------------------
Charles E. Martin

                                INDEX TO EXHIBITS

         5.1      -        Opinion of Jackson Walker L.L.P.*

         23.1     -        Consent of Jackson Walker L.L.P. (included in Exhibit
                           5.1).*

         23.2     -        Consent of Hurley & Company.*

         24.1     -        Power of Attorney (included as part of the signature
                           page of the Registration Statement).*

         99.1     -        National Scientific Corporation Amended and Restated
                           2000 Stock Option Plan.**

         -----------------------
         *        Filed herewith.
         **        Previously filed as an exhibit to the Company's Quarterly
                  Report on Form 10-QSB for the quarter ended December 31, 2000 and incorporated herein by reference.